UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2015

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2015, the board of directors (the “Board”) of FS Investment Corporation (the “Company”) appointed Mr. Philip E. Hughes, Jr. and Mr. Joseph P. Ujobai as new independent members of the Board, effective as of April 1, 2015. Mr. Hughes was appointed as a Class B director to serve for a term expiring at the Company’s 2015 annual meeting of stockholders and was also appointed to serve as a member of the Company’s Audit Committee. Mr. Ujobai was appointed to serve as a Class A director for a term expiring at the Company’s 2017 annual meeting of stockholders and was also appointed to serve as a member of the Company’s Valuation Committee.

Upon the effective date of the appointment of Messrs. Hughes and Ujobai, the size of the Board will be increased to twelve directors, eight of whom will be independent directors. Neither Mr. Hughes nor Mr. Ujobai has been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person.

Each of Messrs. Hughes and Ujobai will receive director fees in accordance with the Company’s director compensation arrangements that will be in place at the commencement of their terms, including an annual board retainer of $100,000.

Set forth below is biographical information pertaining to Messrs. Hughes and Ujobai:

Philip E. Hughes, Jr. serves as vice-chairman of Keystone Industries, an international manufacturing and distribution company, and has done so since November 2011. Mr. Hughes also serves as the president of Sovereign Developers, LP, a real estate development company, and has done so since he founded the company in 1999. In 2011, he formed, and currently operates, Philip E. Hughes, Jr., CPA, Esq. Accounting, Tax and Business Services, a professional services firm. He has served as president of Fox Park Corporation, which owns a retail shopping center, since 2005. Prior to these positions, Mr. Hughes served as a partner and head of the Philadelphia office of the accounting firm LarsonAllen LLP from 2000 to 2011.

Mr. Hughes currently serves as a trustee for FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund—A and FS Global Credit Opportunities Fund—D, and also serves as the chair of the audit committees for such funds. He also served as a director of VIST Financial Corporation from 2007 to 2012, when the bank was acquired by Tompkins Financial Corporation, and also served on the loan committee and audit committee, and now serves as a director of VIST Bank, a wholly owned subsidiary of Tompkins Financial Corporation, as well as on the executive loan committee. Further, Mr. Hughes served as a director of Madison Bank and Leesport Bank from 1989 to 2012, and served as chair of the audit committee and a member of the loan committee of each institution. He also is a member of several nonprofit organizations, including NHS Human Services, a mental health organization, and Inn Dwelling, Inc., an organization that serves the homeless.

Mr. Hughes has been a member of the American Institute of Certified Public Accountants since 2000 and of the Pennsylvania Institute of Certified Public Accountants since 1990. Mr. Hughes has been a Certified Public Accountant since 1976, a member of the Bar of the Commonwealth of Pennsylvania since 1976 and a member of the Bar of the United States Tax Court since 1980. He received his bachelor’s degree in accounting from LaSalle University and his J.D. from Villanova University School of Law.

Joseph P. Ujobai is an Executive Vice President of SEI Investments Company (“SEI”) and also Managing Director of SEI Investments (Europe) Limited based in London. He is responsible for the development of SEI’s worldwide private banks and distribution business.

Prior to this, Mr. Ujobai had overall responsibility for the start up of SEI’s business outside of the United States. From May 1996 to January 1999, he was the Managing Director of SEI Investments, Latin America, based in Buenos Aires, Argentina. Before these international assignments Mr. Ujobai worked in SEI’s Global Wealth Platform, managing large institutional relationships. Mr. Ujobai has also worked as Senior Vice President of Global Distribution for Kidder Peabody Asset Management and as Senior Relationship Manager at the IBM Corporation.

Mr. Ujobai is a graduate of Drexel University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date: March 4, 2015	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President